EXHIBIT 99.1

RICA FOODS, INC.

ANNOUNCES APPOINTMENT OF

NEW DIRECTOR AND AUDIT COMMITTEE MEMBER

Miami, FL. November 23, 2004. Rica Foods, Inc. (AMEX: RCF) (the “Company”) has announced that, on November 23, 2004, the Board of Directors, upon the recommendation of the Governance and Nominating Committee, appointed Silvana I. Carmelino to the Company’s Board of Directors and Audit Committee to fill the vacancy created by the resignation of Federico Vargas. There are no arrangements or understandings pursuant to which Ms. Carmelino was selected as a director.

The Company has previously reported that it received a warning letter from the staff of the American Stock Exchange (the “AMEX”) advising the Company that, due to the resignation of Mr. Vargas, the Company was not in compliance with the continued listing standard described in Section 121(B)(2)(a) of the AMEX Company Guide, which requires that an Audit Committee have three members. The Company believes that, in light of the appointment of Ms. Carmelino to the Audit Committee, the Company has regained compliance with Section 121(B)(2)(a) of the AMEX Company Guide.

This press release contains ``forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For more complete information concerning factors that could affect the Company’s results, reference is made to the Company’s registration statements, reports, or other documents filed with the Securities and Exchange Commission.

For more information contact Rica Foods at (305) 858-9480, or e-mail to mmarenco@pipasa.net

SOURCE: Rica Foods, Inc.